Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors of
Novaray Medical, Inc.
We hereby consent to the inclusion in the foregoing Amendment No. 3 to the Form 10-KSB of our report dated March 22, 2008, except for the restatement discussed in Note 2 as to which the date is August 4, 2008 with respect to our audit of the financial statements of Novaray Medical, Inc. as of December 31, 2007 and 2006 and for the years then ended, and for the period from June 7, 2005 (date of inception) through December 31, 2007.
/s/ Paritz & Company, P.A.
Paritz & Company, P.A.
Certified Public Accountants
Hackensack, New Jersey
August 8, 2008